Exhibit 99.10
July 6, 2020

Rexahn Pharmaceuticals, Inc.
15245 Shady Grove Road, Suite 455
Rockville, MD 20850

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Rexahn Pharmaceuticals, Inc. (the “Company”) has filed the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Cam Gallagher
Cam Gallagher